EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 16, 2021
For further information contact:
Investor Relations
PR@citizensinc.com

CITIZENS GRANTED REGULATORY APPROVAL TO PURCHASE CLASS B SHARES GIVING CONTROL BACK TO THE COMPANY

AUSTIN, TX – April 16, 2021 -- Citizens, Inc. (NYSE: CIA) today announced that on April 12, 2021, final regulatory approval was granted, enabling the Harold E. Riley Foundation (the “Foundation”) to transfer all of the Class B common stock back to Citizens, Inc.

As previously disclosed, on February 5, 2021, Citizens, Inc. entered into a Purchase and Sale Agreement with the Foundation to purchase 100% of the Company’s Class B common stock from the Foundation at an aggregate purchase price of $9,090,463.80 (the “Class B Transaction”) which was paid on March 5, 2021.

As a result of the Class B Transaction:

•    All of the Foundation’s Class B common stock was transferred back to the Company as of April 12, 2021
•    Class B common stock is reclassified as authorized, but unissued treasury stock
•    Citizens Board has resolved that the Class B common stock will not be voted and thus the Company has only one class of voting shares outstanding (Class A common stock)
•    One class of directors representing the best interest of all shareholders equally

J.D. "Chip" Davis, Jr., Chairman of the Board, said, "This is a tremendous milestone and essential turning point in the Company’s history. For the first time in more than 30 years, we are not a controlled company. With Citizens regaining control, the Company and Board of Directors can chart its own course and act in the best interest of all shareholders."

Gerald W. Shields, Vice-Chairman of the Board and Interim CEO, said, "We are thrilled to have eliminated such a significant distraction. We are excited about the future ahead and the ability to focus our undivided attention on growth and delivering sustainable value while executing the strategic initiatives that are important to meeting the needs of our policyholders."

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.